UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 17, 2009

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EVOLUTION RESOURCES, INC.

(Exact name of registrant as specified in its charter)

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Nevada	7363	20-2356853
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

43 Yazoo Avenue, Clarksdale, Mississippi	38614
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 662-624-2591

NOT APPLICABLE

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01

OTHER EVENTS.

On August 17, 2009, Evolution Resources, Inc., a Nevada corporation (the “Company”) applied for a grant/loan provided by the Washington State Department of Commerce.

The Company applied for the grant in order to assist funding efforts toward its planned cellulosic ethanol project located in Moses Lake, Washington. The objective of this project is to convert a former idled corn ethanol facility into a pilot-scale biorefinery that produces ethanol and associated co-products from wheat straw in order to test biomass pretreatment and enzymatic hydrolysis technology on a relatively small scale prior to final engineering and construction of a larger 3 million gallon/year cellulosic production facility at the same location. The planned facility will utilize the area’s abundant wheat straw for conversion into high value co-products: ethanol, single cell protein, lignin, and syrup. The larger facility is designed to profitably produce approximately 3 million gallons of ethanol per year from 54,000 tons of wheat straw through the implementation of a number of highly effective and efficient process technologies.

The Washington state loan/grant application follows an application made by the Company in June of this year for a grant provided by the U.S. Department of Energy (“DOE”) entitled “Demonstration of Integrated Biorefinery Operations” for the same cellulosic ethanol project in Moses Lake, Washington.

Although there is no guarantee that the Company will be awarded the grant funds that it has requested, the Company will utilize the work it has completed in preparing for these grants as a basis for additional federal funding applications.

SIGNATURES

According to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on August 19, 2009.

Evolution Resources, Inc.

By:	/s/ DENNIS G. MCLAUGHLIN, III
Dennis G. McLaughlin
Chief Executive Officer

August 19, 2009